EXHIBIT 99.2

To Form 8-K dated July 28, 2014

Seacoast Banking Corporation of Florida

Second Quarter 2014 Earnings Conference Call

July 28, 2013

10:00 AM Eastern Time

Company Participants:

Dennis S. Hudson, III, Chairman and Chief Executive Officer, Seacoast Banking Corporation of Florida

William R. Hahl, Executive Vice President and Chief Financial Officer, Seacoast Banking Corporation of Florida

Other Participants:

Christopher Marinac, Director of Research, FIG Partners

Michael Rose, Senior Vice President - Equity Research, Raymond James & Associates, Inc.

Scott Valentin, Managing Director, FBR Capital Markets

Management Discussion:

Operator: Welcome to the Seacoast Second Quarter Earnings Conference Call. My name is John, and I'll be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that the conference is being recorded.

And I will now turn the call over to Dennis Hudson. Dennis, you may begin.

Dennis S. Hudson, III: Thank you very much, and welcome to our Second Quarter Conference Call. Before we begin, I’ll direct your attention to our forward statement contained at the end of our press release. We’ll be discussing certain issues that constitute forward-looking statements and accordingly our comments are intended to be covered within the meaning of 27A of the Securities and Exchange Act.

With me today is Chuck Cross, who heads up our commercial business banking line. Also here is Bill Hahl, our CFO, and David Houdeshell, our Chief Credit Officer.

During our call this morning, I’ll be covering a few topics that are important to us as we look ahead to the rest of the year and into 2015 and beyond. Most importantly, this quarter we began to develop faster momentum across the board as our strategic investments that we’ve been making are producing greater results. Our revenue growth this quarter was quite meaningful, as you saw, and it was led by the best margin improvement, in fact the best net interest income growth, we have seen since coming out of the recession. Our adjusted pretax pre-provision income grew by 12 percent during the quarter as revenue growth continued to improve and our core expenses remained in line with our expectations. Credit costs continued to fall, leading to another quarter of provision recapture. Our adjusted EPS for the quarter was 12 cents per share.

As you know, last quarter we announced the acquisition of BankFIRST in Orlando and I’m pleased to say we received approval for this transaction from a primary regulator much quicker than we expected. In fact, we received our approval in record time, so we are headed for a closing in early October, October 1st in fact, following shareholders’ meetings that are scheduled for mid-September. We still need final regulatory action by the Federal Reserve, and we expect this to occur quickly.

As we incorporate the team members of BankFIRST with our group, we create the most powerful commercial banking team, we think, in the state. Together, we create a $3 billion Florida bank with significant exposure to markets that are now starting to grow again, especially the very vibrant Orlando market. As we announced in the transaction, we expect to generate meaningful accretion out of the gate with much greater potential for growth. Over the past few months, we’ve gotten to know the team better at BankFIRST. These guys and gals are true dedicated professionals with a deep connection to their clients and connections into their markets. They are going to play a big role in our combined success in 2015 and beyond as we continue to transform the community bank business model to address customer needs in the future. Our integration plan puts the customer first and values the talent that joins our team from BankFIRST. So we are on track and we just can’t wait to get our teams moving together.

As you saw in last night’s release, we also announced additional cost-outs totaling $1.8 million, primarily related to legacy branch consolidations. This work will not occur until late in the fourth quarter of this year, which means the savings will start to positively impact earnings in the first quarter of 2015. Now these cost-outs that we’ve announced are in addition to the cost-outs we intend to implement in the fourth quarter related to BankFIRST, which were announced previously.

So our performance is improving as our momentum is growing. Loan volumes are growing as well, up 9.4 percent annualized for the quarter. Our new customer acquisition continues to build, with average non-interest bearing deposits up 11 percent for the year and even more than that for the quarter. Our strategic investments are building better momentum as our execution improves and as the economic growth begins to emerge in the state of Florida, so we are going to continue to invest as we bring down our legacy cost structure.

Let me talk for a minute about our strategic investments. The world we live in is changing as rapid digital transformation begins to redefine convenience in the minds of our customers. This is happening in just about every industry. The implications on the legacy community bank business model, we think, are quite profound. Now don’t get me wrong, customer needs haven’t really changed at all, but the way we serve our customers as we meet those needs much change, so we’re in the process of transforming our business model. As you know, one of our strategic bets is our Accelerate business platform. This new channel delivers a unique customer experience to small and midsize commercial customers by improving our speed to deliver by utilizing our full featured digital business banking product suite for every banking service we deliver. We are building new customers and new markets with this new distribution platform across Florida. Since the beginning of the year, Accelerate has been a major contributor to our lending growth, and our pipelines suggest we are going to see further growth in the months ahead.

Another series of strategic investments are underway in our retail business line, our community banking division. In just one year, we have improved and increased significantly our digital product offerings and dramatically grown digital customer engagement. Personal and business mobile users are up 81 percent over the past year. We also recently rolled out 24/7 local customer support in our call center, and we announced recently totally-free ATM access at more than 1,000 Publix supermarket locations across the state of Florida. This summer new customer growth in our community banking division is up measurably over last summer, and frankly running counter to our typical seasonal trends as our associates build better momentum and as new marketing and sales management processes have been introduced.

As noted in our announcement last night, over the past couple of quarters, we have been begun to make new investments into improved marketing and customer data analytics. This is another strategic bet designed to support the new business model we are developing. Improvements in these areas will not only help us drive revenue growth, but also help us replace legacy overhead structures with more efficient, more customer-centric processes at a lower cost.

So I’ve mentioned a few of the strategic investments we are making. As I mentioned at the outset, they support our effort to transform the community bank business model and improve performance, and we will soon move forward with a meaningful accretive transaction that helps us move even faster.

So at this point, we will pause for a few questions and turn the call back over to our operator.

Operator: Thank you. We will now begin the question-and-answer session. If you do have a question, press star, then one, on your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you're using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, press star then one on your touchtone phone.

We do have a question from Michael Rose from Raymond James.

Michael Rose: Hey, good morning, guys. How are you?

Dennis S. Hudson, III: Good morning.

Michael Rose: Just wanted to get a little color on the additional cost savings. You mentioned that it’s primarily branch consolidations. How many branches do you expect to consolidate? Can you give us any details on where these branches are? Maybe they’re in closer proximity to some other branches that are underperforming; and if you can give us some color on some of the additional costs that will come out associated with this new announcement.

Dennis S. Hudson, III: Well most of the costs indeed are out of branch consolidations. We haven’t yet started to announce this, but we will. They would represent some of our lower performing offices and many of them are in markets that we are going to evolve forward post-merger with the BankFIRST merger. So it’s kind of a combination all over the market of some of our lower performing offices. And again, we haven’t gotten to the point where we are ready to release the exact names of those offices, and I think it involves over time, Bill…

William R. Hahl: Five.

Dennis S. Hudson, III: …five offices.

Michael Rose: Okay, that’s helpful. And then on the commercial pipeline, obviously pretty good advancement this quarter. What drove that? Was it any particular market? Was there a specific focus by you all in any certain categories or geographies that resulted in that increase, and should we expect that to continue to grow?

Dennis S. Hudson, III: Yeah, I’ll let Chuck Cross add a few comments in terms of where some of that growth is coming from.

Charles K. Cross, Jr.: Yeah, I think it’s a combination of the commercial lending teams being in place for a good period of time and also our focus with those bankers on lead generation. They are just out in the market a lot more than we have all been in a long time.

Dennis S. Hudson, III: I would say that a good amount of the volume is coming from all over the market. We are seeing very even performance across our footprint. Obviously, some of the metro areas to the south, in South Florida and even in Orlando, we are seeing better volume coming out of those markets. They are actually I would say, Chuck, beginning to convert back into growth mode now at this point in terms of the market.

Charles K. Cross, Jr.: Correct.

Dennis S. Hudson, III: Yep.

Michael Rose: Okay, and then just one final housekeeping question. You recognized some merger-related costs this quarter. Just remind us again, if you can, how much more in additional merger-related expenses you expect to incur. Thanks.

Dennis S. Hudson, III: I think in the announcement we had it was 6 million…

William R. Hahl: Right.

Dennis S. Hudson, III: …that we announced and so…

William R. Hahl: 5.5/6.

Dennis S. Hudson, III: …5.5/6 million. So we are beginning to basically eat into that number between now and the end of the year.

Michael Rose: And then you all have another 4 million in the fourth quarter from the new initiatives?

Dennis S. Hudson, III: That’s right.

Michael Rose: Okay great. Thanks for taking my questions.

Operator: Once again, if you do have a question, press star, then one, on your touchtone phone.

And we have a question from Christopher Marinac from FIG Partners.

Christopher Marinac: Thanks. Good morning, Denny, Bill, and others. I wanted to ask about the Accelerate initiative, sort of where that stands in terms of its loan generation, and how you think that will evolve in future quarters.

Charles K. Cross, Jr.: This is Chuck Cross. The Accelerate program is mainly in the metropolitan areas and, as Denny said before, that’s where we are seeing growth in those markets and we are taking part of that growth. We see nice acceptance from those markets and we see it continuing to grow in the future.

Dennis S. Hudson, III: I would say kind of where we are in the evolution of that channel: we were in startup mode a year ago, still acquiring talent, still building out the locations and so forth, but primarily focused on building talent. You flip forward to today, between a year ago and today, we have done a much better job of sales management with the talent we have, and we continue to add talent to the teams, but it’s more about refining the model. As we look ahead over the next year, I think we move to what we call internally the 2.0 model, where we have much better support from our data analytics folks helping us with better targeting and lead generation, which is going to be quite helpful.

I would say the other thing happening, Chris, is we – now that our core markets are improving and we are seeing much better business conditions in some of our legacy markets – we are also stepping up and we will have some announcements probably next quarter on what we are doing to generate small business activity in some of our retail branches as well. That’s beginning to produce some nice results for us. So as to where are we in this evolution of Accelerate: we are now at a more sustainable place, we think, where we will continue to see new business developed out of that channel on a more consistent basis over the coming quarters; and again, a lot more work to do in our retail offices with small business as well.

Christopher Marinac: Okay, thanks. That’s helpful. And I guess if we look at the total dollar amount of loan growth, Denny, is Accelerate a meaningful part of that or still just a small contributor to the net dollars?

Dennis S. Hudson, III: It’s meaningful.

Charles K. Cross, Jr.: It’s meaningful.

Dennis S. Hudson, III: Yeah, right. Our markets, our older legacy markets are much thinner and the business activity has been a little slower to return, although it is definitely returning now. A year ago I couldn’t have said that. Today we are seeing much better borrower conditions and expansions starting to happen and so forth, but those metro markets have been very important for us over the past year; and as we look ahead, they will continue to be important for us. As we look in Orlando, we think the acquisition that will close right at the beginning of October really moves us much further down the road in that market. It gives us some great branch coverage across the entire footprint to supplement what we already have going there, and it dramatically increases our presence in the market to the point where we become one of the top leading community players in the market. So we are very excited about the impact that the acquisition has on us. As I mentioned at the outset, BankFIRST has a great production team, small business and medium-sized business lenders just like our guys, and when you put the two together, we are not looking at doing anything there in terms of costs. We just see nothing but opportunity as we put the two teams together and bring it forward in that very, very important and vibrant market. Orlando market is growing very nicely now, and we see a lot of positive opportunity there for us over the next year.

Christopher Marinac: And then, Denny, one last one just on acquisitions. Given the fast approval that you are seeing on BankFIRST, is it possible to consider another acquisition in 2015?

Dennis S. Hudson, III: Yeah, we think it is. We think it is. I think it’s important for us to get our underlying core earnings moving up, and that’s obviously a really important thing for us to do between now and the end of the year.

Christopher Marinac: Great. Thanks for all the feedback here.

Dennis S. Hudson, III: Yep.

Operator: And we have a question from Scott Valentin from FBR & Company.

Scott Valentin: Good morning, and thanks for taking my question. Just looking at the margin, it seems to have stabilized — call it between 3.05 and 3.10. Just wondering if that's kind of the outlook going forward? I noticed that loan yields were down a little bit linked-quarter, but it seems like maybe origination loan yields are getting close to portfolio loan yields.

Dennis S. Hudson, III: Yeah, I would say that’s true and the margin improvement we saw this quarter was definitely for the reasons you just stated. I think the big headline though is we saw over a half million dollar growth in net interest income from the first quarter; and again we are seeing better, more sustainable, we think, volume and growth there that will continue to push, we think, that number up. When you look at our margin back over the five quarters, it had pretty consistent performance. We are beginning to see now some improvement.

Any other comments on pricing, Chuck?

Charles K. Cross, Jr.: Good.

William R. Hahl: I think deposit mix is the other thing that has been helpful over the 12 month period in bringing down cost and supporting the margin. And as we continue to improve our loan production overall, which really emerged nicely both in the first and second quarters here this year, that’s what's supporting it. And you’re correct that our add-on rates now on the portfolio are just about where we’re at.

Dennis S. Hudson, III: The big driver to that change is loan mix. If you look back historically, the loan growth we were producing two years ago was primarily in the area of residential loans, and most of what we put in the portfolio were adjustable rate loans with relatively low yields compared to portfolio. So it was a sort of a struggling period where the only loan growth we could find was in the retail side, primarily in the residential mortgage area. We now, as you well know, have successfully begun to grow much more rapidly our commercial focus, and so we are now seeing that loan mix begin to shift back away from residential into commercial. The yields are better. Finally I’d note that this acquisition that we’re going to close brings with it a much more favorable mix of loans. When we plug that into the equation, we see further accretion in loan yield; and a lot of that is driven by an equally valuable, if not more valuable, deposit portfolio with even accretion in DDA mix and the like. So the whole mix part of the equation accounts for our extraordinarily low interest margin that we have today and have had historically over the last couple of years. I hope I’ve given you some flavor and color in terms of why, as we move that loan mix in the right direction, we believe over time we will see modest growth in the margin. And then again this acquisition couldn't be coming at a better time for us, pushing our margins up even further because of the more favorable mix of loans and equally favorable mix of deposits.

Scott Valentin: Okay, that color is very helpful, and then just one follow-up question. In the table on loan growth, it shows that the commercial pipeline is up pretty substantially year-over-year from about 47 million to 58 million, but the commercial loans closed is down. I didn't know if that's just normal business variability or anything happened in the second quarter of '13 versus second quarter '14 that would account for the drop in commercial loans closed.

Dennis S. Hudson, III: No, it’s just kind of normal variability whether something gets closed at the end of the month or end of the quarter, or two weeks into the next quarter.

Scott Valentin: Okay, great. Thanks very much.

Dennis S. Hudson, III: Sure.

Operator: Once again, if you do have a question, press star, then one, on your touchtone phone. I‘m showing no further questions at this time.

Dennis S. Hudson, III: Great. Thank you very much for attending our call today and we look forward to talking with you again next quarter and reporting further progress. Thanks.

Operator: Thank you, ladies and gentlemen. That concludes today’s call. Thank you for participating. You may all disconnect at this time.